UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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SONIC FOUNDRY, INC.

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SONIC FOUNDRY, INC.

222 West Washington Avenue

Madison, Wisconsin 53703

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 7, 2012

The Annual Meeting of Stockholders of SONIC FOUNDRY, INC., a Maryland corporation (“Sonic”) will be held at the Monona Terrace Community and Convention Center, One John Nolen Drive, Madison, Wisconsin 53703 on March 7, 2012 at 9:00 a.m. local time, for the following purposes:

1.	To elect one director to hold office for a term of five years, and until his successor is duly elected and qualified.

2.	To vote on a Proposal to amend the 2009 Stock Incentive Plan to increase the number of shares of common stock subject to the plan by 600,000.

3.	To vote on a Proposal to amend the 2008 Sonic Foundry Non-Employee Directors Stock Option Plan to increase the number of shares of common stock subject to the plan by 50,000.

4.	To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending September 30, 2012.

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

All the above matters are more fully described in the accompanying Proxy Statement.

Only holders of record of Common Stock at the close of business on January 12, 2012 are entitled to notice of, and to vote at, this meeting or any adjournment or adjournments thereof.

Please complete and return the enclosed proxy in the envelope provided or follow the instructions on the proxy card to authorize a proxy by telephone or over the Internet, whether or not you intend to be present at the meeting in person.

By Order of the Board of Directors,

Madison, Wisconsin	Kenneth A. Minor
January 24, 2012	Secretary

If you cannot personally attend the meeting, it is earnestly requested that you promptly indicate your vote on the issues included on the enclosed proxy and date, sign and mail it in the enclosed self-addressed envelope, which requires no postage if mailed in the United States or, follow the instructions on the proxy card to authorize a proxy by telephone or over the Internet. Doing so will save us the expense of further mailings. If you sign and return your proxy card without marking choices, your shares will be voted in accordance with the recommendations of the Board of Directors.

SONIC FOUNDRY, INC.

222 W. Washington Avenue

Madison, Wisconsin 53703

January 24, 2012

PROXY STATEMENT

The Board of Directors of Sonic Foundry, Inc., a Maryland corporation (“Sonic”), hereby solicits the enclosed proxy. Unless instructed to the contrary on the proxy, it is the intention of the persons named in the proxy to vote the proxies:

FOR the election of Michael H. Janowiak. as Director for a term expiring in 2017;

FOR a Proposal to amend the 2009 Stock Incentive Plan to increase the number of common shares subject to the plan by 600,000;

FOR a Proposal to amend the 2008 Sonic Foundry Non-Employee Directors Stock Option Plan to increase the number of common shares subject to the plan by 50,000; and

FOR the ratification of the appointment of Grant Thornton LLP as independent auditors of Sonic for the fiscal year ending September 30, 2012.

In the event that the nominee for director becomes unavailable to serve, which management does not anticipate, the persons named in the proxy reserve full discretion to vote for any other person who may be nominated. Proxies may also be authorized by telephone or over the Internet by following the instructions on the proxy card. Any stockholder giving a proxy may revoke the same at any time prior to the voting of such proxy. This Proxy Statement and the accompanying proxy are being mailed on or about January 31, 2012.

Each stockholder will be entitled to one vote for each share of Common Stock standing in his or her name on our books at the close of business on January 12, 2012 (the “Record Date”). Only holders of issued and outstanding shares of Sonic’s common stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting, including any adjournment or postponement thereof. On that date, we had outstanding and entitled to vote 3,852,480 shares of Common Stock, held by approximately 6,300 stockholders, of which approximately 5,900 were held in street name.

QUORUM; VOTES REQUIRED

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will determine whether or not a quorum is present. Where, as to any matter submitted to the stockholders for a vote, proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner, which is known as a broker non-vote, such shares will also be considered present for purposes of a quorum, provided that the broker exercises discretionary authority on any other matter in the Proxy. A majority of the shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. The election of the Director requires a plurality of the votes present and entitled to vote. Therefore, the director who receives the most votes will be elected. Neither an abstention nor a withheld vote will affect the outcome of the election. The amendment of the 2009 Stock Incentive Plan and the amendment of the Sonic Foundry Non-Employee Amended Directors Stock Option Plan require the affirmative vote of the holders of a majority of shares entitled to vote at the Annual Meeting. If you abstain from voting on either of these proposals, it will have the same effect as a vote against the proposal. The ratification of the appointment of Grant Thornton LLP requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting. If you abstain from voting on this proposal, it will have no effect on the outcome of such proposal.

The New York Stock Exchange (“NYSE”) has rules that govern brokers who have record ownership of listed company stock held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain discretionary matters but do not have discretion to vote uninstructed shares as to certain other non-discretionary matters. A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters with respect to which the broker has not received instructions from the beneficial owner is referred to as a “broker non-vote”. Under current NYSE interpretations, the proposal to ratify the appointment of Grant Thornton, LLP as our independent auditor is considered a discretionary matter, and the proposals to amend the 2009 Stock Incentive Plan and the 2008 Sonic Foundry Non-Employee Directors Stock Option Plan are consider non-discretionary matters. Shares entitled to vote on the proposals to amend the 2009 Stock Incentive Plan and the 2008 Sonic Foundry Non-Employee Directors Stock Option Plan, respectively, which are the subject of a broker non-vote will be treated as not present at the meeting for the purpose of determining whether a majority of the shares entitled to vote has been obtained and therefore will not count in the vote.

DATE, TIME AND PLACE OF ANNUAL MEETING

The Annual Meeting will be held on March 7, 2012 at 9:00 a.m. (Central time) at the Monona Terrace Community and Convention Center, One John Nolen Drive, Madison, Wisconsin 53703.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation and Bylaws provide that the Board of Directors shall be divided into five classes, with each class having a five-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of the Directors. Newly created directorships resulting from any increase in the number of directors may, unless the Board of Directors determines otherwise, be filled only by a majority vote of the entire Board of Directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve until the next annual meeting of stockholders or until such director’s successor is elected and qualified.

Our Amended and Restated Articles of Incorporation provide that the number of directors, which shall constitute the whole Board of Directors, shall be not be less than three or more than twelve. Our currently authorized number of directors is six. The seat on the Board of Directors currently held by Michael H. Janowiak is designated as a Class IV Board seat, with term expiring as of the Annual Meeting. The Board of Directors has nominated Michael H. Janowiak as a Class IV Director for election at the Annual Meeting.

If elected at the Annual Meeting, Mr. Janowiak would serve until the 2017 Annual Meeting and until his successor is elected and qualified or until his earlier death, resignation or removal.

Nominee for Director for a Five-Year term expiring on the 2017 Annual Meeting

Michael H. Janowiak

Mr. Janowiak, age 48, has been a director of Sonic since April 2011 and is a Principal at Pinnacle Investments, a boutique private equity and financial consulting group. He has 26 years of experience in the information industry, with focus on education, training, research publications and trade conferences for professionals in the communications and semiconductor sectors. Mr. Janowiak was President of the International Engineering Consortium (IEC)’s online learning and publishing group, co-founder and Principal of Professional Education International (PEI), where in concert with academia and companies such as Microsoft he led product development of online training and education. He has served on the Board of Directors of Mercury Air Group from September 2002 until September 2005, the Advisory Board of the Midtown Foundation since January 2001, as Industry Advisor to the Illinois Institute of Technology since January 1999, as the Subsidiary Director of CIB Marine Bancshares since November 2001, as member of Liquio Corporation since August 2002, and as member of the Advisory Board of Idynta Systems since December 2001. Janowiak is also co-founder and president of HRDRive, Inc., which is the North American subsidiary of SMR technologies, a publicly-traded, human resources software company based in Kuala Lampur, Malaysia and Chennai, India. Mr. Janowiak attended the University of Arizona’s Business School and the Stanford University Executive Program.

The members of the Board of Directors unanimously recommend a vote FOR the election of Mr. Janowiak as Class IV Director.

DIRECTORS CONTINUING IN OFFICE

Gary R. Weis	Term Expires in 2013

Mr. Weis, age 64, has been Chief Executive Officer since March 2011, Chief Technology Officer since September 2011 and a Director of Sonic since February 2004. Prior to joining Sonic, he served as President, Chief Executive Officer and a Director of Cometa Networks, a wireless broadband Internet access company from March 2003 to April 2004. From May 1999 to February 2003 he was Senior Vice President of Global Services at AT&T where he was responsible for one of the world’s largest data and IP networks, serving more than 30,000 businesses and providing Internet access to more than one million individuals worldwide. While at AT&T, Mr. Weis also was CEO of Concert, a joint venture between AT&T and British Telecom. Previously, from January 1995 to May 1999 he was General Manager of IBM Global Services, Network Services. Mr. Weis served as a Director from March 2001 to February 2003 of AT&T Latin America, a facilities-based provider of telecom services in Brazil, Argentina, Chile, Peru and Columbia. Mr. Weis earned BS and MS degrees in Applied Mathematics and Computer Science at the University of Illinois, Chicago.

David C. Kleinman	Term Expires in 2014

Mr. Kleinman, age 76, has been a Director of Sonic since December 1997 and has taught at the Chicago Booth School of Business at the University of Chicago since 1971, where he is now Adjunct Professor of Strategic Management. Mr. Kleinman was a Director (trustee) of the Columbia Acorn Trust, and its predecessors from 1972 to December 2010 (where he was a member of the Committee on Investment Performance and past chair, a member and past chair of the Audit Committee and a member of the Compliance Committee); a Director (trustee) of the Wanger Advisors Trust from 2005 to December 2010; a Director and non-executive chair of the Board since 1984 of North Lime Holdings and its wholly owned subsidiary, Irex Corporation, a contractor and distributor of insulation materials; and a Director since 1993 of Plymouth Tube Company, a manufacturer of metal tubing and metal extrusions (where he serves on the Audit Committee). From 1999 to 2006, he was a member of the Advisory Board of DSC Logistics, a logistics management and warehousing firm. From May 1997 to February 2004, Mr. Kleinman served as a Director of AT&T Latin America and predecessor companies, a facilities-based provider of telecom services in Brazil, Argentina, Chile, Peru and Columbia (where he was chair of the Audit Committee and a member of the Compensation Committee). From 1994 to 2005, he was a director of Wisconsin Paper and Products Company, a jobber of paper and paper products. From 1964 to 1971, Mr. Kleinman was a member of the finance staff of the Ford Motor Company.

Paul S. Peercy	Term Expires in 2014

Mr. Peercy, age 71, has been a Director of Sonic since February 2004. Since September 1999, Mr. Peercy has served as dean of the University of Wisconsin-Madison College of Engineering. Since 2001 Mr. Peercy has been a member of the National Academy of Engineering. In 2000, then-Wisconsin Governor Tommy Thompson named Mr. Peercy to the Wisconsin Technology and Entrepreneurship Council. From August 1995 to September 1999, Mr. Peercy served as president of SEMI/SEMATECH, an Austin, Texas-based non-profit consortium of more than 160 of the nation’s suppliers to the semiconductor industry. Prior to that position he was director of Microelectronics and Photonics at Sandia National Laboratories in Albuquerque, New Mexico. He is the author or co-author of more than 175 technical papers and the recipient of two patents. Mr. Peercy is a Director and member of the audit committee of Bemis Company, Inc, a manufacturer of flexible packaging and pressure sensitive materials. Mr. Peercy received a BA degree in Physics from Berea College and MS and PhD degrees in Physics from the University of Wisconsin - Madison.

Mark D. Burish	Term Expires in 2015

Mr. Burish, age 58, is a founder and shareholder of the law firm of Hurley, Burish & Stanton, Madison, WI, which he helped start in 1983. He is the founder and CEO of Our House Senior Living, LLC, Milestone Senior Living, LLC and Milestone Management Services, LLC which he started in 1997. Mr. Burish received his BA degree in communications from Marquette University in 1975 and his JD degree from the University of Wisconsin in 1978.

Frederick H. Kopko, Jr.	Term Expires in 2016

Frederick H. Kopko, age 56, has been Sonic Foundry’s Secretary from April 1997 to February 2001 and has been a Director since December 1995. Mr. Kopko is a partner of the law firm of McBreen & Kopko, Chicago, Illinois, and has been a partner of that firm since January 1990. Mr. Kopko practices in the area of corporate law. He is the Managing Director, Neltjeberg Bay Enterprises LLC, a merchant banking and business consulting firm and has been a Director of Mercury Air Group, Inc. since 1992. Mr. Kopko received a B.A. degree in Economics from the University of Connecticut, a J.D. degree from the University of Notre Dame Law School and an M.B.A. degree from the University of Chicago.

When considering whether the Board of Directors and nominees thereto have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focused primarily on the information discussed in each of the Board members’ biographical information set forth on pages three and four. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, each of our directors has exhibited judgment and skill, and has either been actively involved with the Company for a considerable period of time or has experience with other organizations of comparable or greater size. In particular, Mr. Kopko has had extensive experience with companies comparable in size to Sonic Foundry, including currently serving as a director of Mercury Air Group, Inc. and fills a valuable need with experience in securities and other business law. Mr. Weis has had experience in both developing and established companies, having served as a CEO and Director of Cometa Networks and in several positions at AT&T, including Senior Vice President of Global Services. Mr. Kleinman has significant experience serving on boards of directors of various companies, has significant experience in finance and strategic management through his employment with the Chicago Booth School of Business at the University of Chicago where he also obtained valuable market insight to the Company’s largest customer base. Mr. Peercy shares that same market expertise through serving the University of Wisconsin in his role as dean of the engineering school and also has significant business and technical experience obtained at positions including his role as director of Microelectronics and Photonics at Sandia National Laboratories and through his role as president of SEMI/SEMATECH. Mr. Burish brings additional valuable legal experience to the Board as well as experience obtained through founding multiple companies. Mr. Janowiak brings valuable experience with his deep connections to the on-line education industry, and with his previous involvement on the boards of public companies.

CORPORATE GOVERNANCE

Director Independence

Through its listing requirements for companies with securities listed on the NASDAQ Capital Market, the NASDAQ Stock Market (“NASDAQ”) requires that a majority of the members of our Board be independent, as defined under NASDAQ’s rules. The NASDAQ rules have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the Company or has engaged in various types of business dealings with the Company. The subjective test states that an independent director must be a person who lacks a relationship that in the opinion of the Board would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has made a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviews information provided by the directors in an annual questionnaire with regard to each director’s business and personal activities as they relate to the Company. Based on this review and consistent with NASDAQ’s independence criteria, the Board has affirmatively determined that Mark D. Burish, Michael H. Janowiak, David C. Kleinman and Paul S. Peercy are independent.

Related Person Transaction

The Board has adopted a Related Person Transaction Policy (the “Policy”), which is a written policy governing the review and approval or ratification of Related Person Transactions, as defined in SEC rules.

Under the Policy, each of our directors and executive officers must notify the Chairman of the Audit Committee in writing of any new potential Related Person Transaction involving such person or an immediate family member. The Audit Committee will review the relevant facts and circumstances and will approve or ratify the transaction only if it determines that the transaction is in, or is not inconsistent with, the best interests of the Company. The Related Party Transaction must then be approved by the independent directors. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee and the independent directors may consider, among other things, the benefits to the Company; the impact on the director’s independence (if the Related Person is a director or an immediate family member); the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. There were no new Related Person Transactions in the fiscal year ended September 30, 2011 (“Fiscal 2011”).

Board Leadership Structure and Role in Risk Oversight

In fiscal 2011 the Company separated the positions of Chairman of the Board and Chief Executive Officer. Mark D. Burish serves as Non-Executive Chairman of the Board and Gary R. Weis serves as our Chief Executive Officer and Chief Technical Officer. The Company believes that separating the positions provides an appropriate leadership structure.

Our business and affairs are managed under the direction of our board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s key mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team (which is charged with the conduct of our business), and acts as an advisor and counselor to executive management. Our board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks.

What is the Board’s role in risk oversight?

The board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, financing and capital investments. Management is responsible for the Company’s day-to-day risk management activities and our board’s role is to engage in informed risk oversight. Management, through its disclosure committee, compiles an annual ranking of risks to which the Company could be subjected and reviews the results of this risk assessment with the audit committee. Any significant risks are then reviewed by the board and assigned for oversight. In fulfilling this oversight role, our board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our board performs this function, including the following:

•	at its regularly scheduled meetings, the board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;

•

the audit committee assists the board in its oversight of risk management by discussing with management, particularly, the Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•

through management updates and committee reports, the board monitors our risk management activities, including the annual risk assessment process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

The compensation committee also has oversight responsibility for risks and exposures related to employee compensation programs and management succession planning, and assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on the Company. The committee periodically reviews the structure and elements of our compensation programs and its policies and practices that manage or mitigate such risk, including the balance of short-term and long-term incentives, use of multiple performance measures, and a multi-year vesting schedule for long-term incentives. Based on these reviews, the committee believes our compensation programs do not encourage excessive risk taking.

Board Structure and Meetings

The Board met six times during Fiscal 2011. The Board also acted by written consent from time to time. All directors attended at least 75% of the total number of Board meetings and committee meetings on which they serve (during the period in which each director served). In addition, NASDAQ marketplace rules contemplate that the independent members of our Board will meet during the year in separate closed meetings referred to as “executive sessions” without any employee director or executive officer present. Executive sessions were usually held after regularly scheduled Board meetings during Fiscal 2011.

The Board of Directors has three standing committees, the Audit Committee, the Executive Compensation Committee and the Nominations Committee.

Sonic has a standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Members of the Audit Committee are Messrs. Kleinman (chair), Burish, Peercy (until his resignation effective January 23, 2012) and Janowiak (effective January 23, 2012). Sonic’s

Board of Directors has determined that all members of Sonic’s Audit Committee are “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and as defined under Nasdaq listing standards. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility including: (i) internal and external financial reporting, (ii) risks and controls related to financial reporting, and (iii) the internal and external audit process. The Audit Committee is also responsible for recommending to the Board the selection of our independent public accountants and for reviewing all related party transactions. The Audit Committee met five times in Fiscal 2011. A copy of the charter of the Audit Committee is available on Sonic’s website.

Sonic’s Board of Directors has determined that, due to his affiliation with the Chicago Booth School of Business at the University of Chicago, and due to his current and past service as a director on numerous company boards, and membership on numerous audit committees, including past or present chair, along with his other academic and business credentials, Mr. Kleinman has the requisite experience and applicable background to meet Nasdaq standards requiring financial sophistication of at least one member of the audit committee. Sonic’s Board of Directors has also determined that neither Mr. Kleinman nor any other member of the Audit Committee is an audit committee financial expert as defined by applicable SEC regulations

The Compensation Committee consists of Messrs. Kleinman (chair), Burish, Janowiak (effective January 23, 2012) and Peercy. The Board of Directors has determined that all of the members of the Compensation Committee are “independent” as defined under Nasdaq listing standards. The Compensation Committee makes recommendations to the Board with respect to salaries of employees, the amount and allocation of any incentive bonuses among the employees, and the amount and terms of stock options to be granted to executive officers. The Compensation Committee met four times in Fiscal 2011. A copy of the charter of the Compensation Committee is available on Sonic’s website.

The Nominations Committee consists of Messrs. Peercy (chair), Burish, Janowiak and Kleinman. The Board of Directors has determined that all of the members of the Nominations Committee are “independent” as defined under Nasdaq listing standards. Mr. Janowiak joined the Nominations Committee following the Committee’s recommendation to the Board that he be nominated for election at the Annual Meeting. The purpose of the Nominations Committee is to evaluate and recommend candidates for election as directors, make recommendations concerning the size and composition of the Board of Directors, develop specific criteria for director independence, and assess the effectiveness of the Board of Directors. Our Board of Directors has adopted a charter for the Nominations Committee, which is available on Sonic’s website. The Nominations Committee will review all candidates in the same manner regardless of the source of the recommendation. In recommending candidates for election to the Board of Directors, the Nominations Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Generally the Nominations Committee will consider various criteria in considering whether to make a recommendation. These criteria include expectations that directors have substantial accomplishments in their professional backgrounds and are able to make independent, analytical inquiries and exhibit practical wisdom and mature judgment. Director candidates should possess the highest personal and professional ethics, integrity and values, be committee to promoting the long-term interest of our stockholders and be able and willing to devote the necessary time to carrying out their duties and responsibilities as members of the Board. While the Board of Directors has not adopted a policy regarding diversity, we also believe our directors should come from diverse backgrounds and experience bases in order to promote the representation of diverse views on the Board of Directors. Stockholder recommendations of candidates for Board membership will be considered when submitted to Corporate Secretary, Sonic Foundry, Inc., 222 W. Washington Ave., Madison, WI 53703. When submitting candidates for nomination to be elected at Sonic’s annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by Sonic’s bylaws.

In particular, for a stockholder to nominate a candidate for election at the 2013 Annual Meeting of Stockholders, the nomination must be delivered or mailed to and received by Sonic’s Secretary between November 8, 2012 and December 8, 2012 (or, if the 2013 annual meeting is advanced by more than 30 days or delayed by more than 60 days from March 7, 2013, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made). The nomination must include the same information as is specified in Sonic’s bylaws for stockholder nominees to be considered at an annual meeting, including the following:

•	The stockholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;
•	The stockholder’s reason for making the nomination at the annual meeting, and the signed consent of the nominee to serve if elected;
•	The number of shares owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;
•	A description of any arrangements or understandings between the stockholder, the nominee and any other person regarding the nomination; and
•

Information regarding the nominee that would be required to be included in Sonic’s proxy statement by the rules of the Securities and Exchange Commission, including the nominee’s age, business experience for the past five years and any other directorships held by the nominee.

The Operations Analysis Committee consisted of Messrs. Weis (chair) and Kleinman. The Operations Analysis Committee was established in May 2008 to facilitate communication and provide advisory leadership in planning and strategic growth. The Operations Analysis Committee was disbanded upon the appointment of Mr. Weis as Chief Executive Officer on March 31, 2011.

DIRECTORS COMPENSATION

Our directors, who are not also our full-time employees, receive an annual retainer of $20,000 in addition to a fee of $1,500 for attendance at each meeting of the Board of Directors and $1,000 per committee meeting attended, other than Mr. Kleinman, who received $2,000 per Audit Committee meeting attended. Effective January 23, 2012, Mr. Kleinman will receive $1,000 per Audit Committee meeting attended, an Audit Committee annual retainer of $8,000 and a Compensation Committee annual retainer of $3,000. In addition, the chairman of our Board receives an annual retainer of $35,000 as compensation for his services as chairman. The former chair of our Operations Analysis Committee, Mr. Weis, received a retainer of $12,000 per year and Mr. Kleinman received an annual retainer of $6,000 as compensation as a member of the Operations Analysis Committee. The retainer paid to Mr. Kleinman as a member of the Operations Analysis Committee was prorated to coincide with the termination of the Operations Analysis Committee and the retainers paid to Mr. Weis as Board and Operations Analysis Committee compensation were prorated to coincide with the period of time ending upon his appointment as Chief Executive Officer. The cash compensation paid to the five non- employee directors combined in Fiscal 2011 was $184,500. When traveling from out-of-town, the members of the Board of Directors are also eligible for reimbursement for their travel expenses incurred in connection with attendance at Board meetings and Board Committee meetings. Directors who are also employees do not receive any compensation for their participation in Board or Board Committee meetings.

Pursuant to the 2008 Sonic Foundry Non-Employee Amended Directors Stock Option Plan (the “Directors Plan”) we grant to each non-employee director who is reelected or who continues as a member of the Board of Directors at each annual stockholders meeting a stock option to purchase 2,000 shares of Common Stock. Further, the chair of our Audit Committee receives an additional stock option grant to purchase 500 shares of Common Stock per year and the chair of our Operations Analysis Committee received, on November 3, 2008, a one-time stock option grant to purchase 5,000 shares of common stock which vest 25% immediately, and 25% on each of 4 months, 16 months and 28 months from the date of grant for his role in managing the activities of the Operations Analysis Committee pursuant to Sonic’s Non Qualified Stock Option Plan.

The exercise price of each stock option granted was equal to the market price of Common Stock on the date the stock option was granted. Stock options issued under the Directors Plan vest fully on the first anniversary of the date of grant and expire after ten years from date of grant. An aggregate of 50,000 shares are reserved for issuance under the Directors Plan.

If any change is made in the stock subject to the Directors Plan, or subject to any option granted thereunder, the Directors Plan and options outstanding thereunder will be appropriately adjusted as to the type(s), number of securities and price per share of stock subject to such outstanding options.

The options and warrants set forth above have an exercise price equal to the fair market value of the underlying common stock on the date of grant. The term of all such options is ten years.

The following table summarizes cash and equity compensation provided our non-employee directors during the fiscal year ended September 30, 2011.

Name (a)	Fees Earned Or Paid In Cash ($)(1) (b)	Stock Awards ($) (c)	Option Awards ($)(2) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)

Mark D. Burish	39,000	—	12,380	—	—	—	51,380
Michael H. Janowiak	19,833	—	11,160	—	—	—	30,993
David C. Kleinman	45,500	—	15,475	—	—	—	60,975
Frederick H. Kopko	29,000	—	12,380	—	—	—	41,380
Paul S. Peercy	37,000	—	12,380	—	—	—	49,380
Gary R. Weis	14,167	—	12,380	—	—	—	26,547

(1)

The amount reported in column (b) is the total of retainer fees and meeting attendance fees. On October 6, 2011 the Board approved an additional annual retainer amount of $35,000 for Mr. Burish in connection with his position as non-executive Chairman of the Board.

(2)

The amount reported in column (d) is the aggregate grant date fair value of options granted during the fiscal year ended September 30, 2011 in accordance with FASB ASC Topic 718. Each director received an option award of 2,000 shares on March 3, 2011 at an exercise price of $14.83 with a grant date fair value of $12,380. In addition, Mr. Kleinman received a grant of 500 shares on March 3, 2011 at an exercise price of $14.83 with a grant date fair value of $3,095 in connection with his position as chair of the Audit Committee. Mr. Janowiak received a grant of 2,000 shares on April 14, 2011 upon his appointment to the board at an exercise price of $13.60 per share with a grant date fair value of $11,160.

EXECUTIVE OFFICERS OF SONIC

Our executive officers, who are appointed by the Board of Directors, hold office for one-year terms or until their respective successors have been duly elected and have qualified. There are no family relationships between any of the executive officers of Sonic.

Gary R. Weis serves as both our Chief Executive and Chief Technology Officer. (See “ Directors Continuing in Office ”.)

Kenneth A. Minor, age 49, has been our Chief Financial Officer since June 1997, Assistant Secretary from December 1997 to February 2001 and Secretary since February 2001. From September 1993 to April 1997, Mr. Minor was employed as Vice President and Treasurer for Fruehauf Trailer Corporation, a manufacturer and global distributor of truck trailers and related aftermarket parts and service where he was responsible for financial, treasury and investor relations functions. Prior to 1993, Mr. Minor served in various senior accounting and financial positions for public and private corporations as well as the international accounting firm of Deloitte Haskins and Sells. Mr. Minor is a certified public accountant and has a B.B.A. degree in accounting from Western Michigan University.

Robert M. Lipps, age 40, has been Executive Vice President of Sales since April 2008, joining Sonic Foundry in April 2006 as Vice President of International Sales and assuming expanded responsibility for U.S. central sales in 2007. Mr. Lipps leads the company’s global sales organization including oversight of domestic, international and channel sales. He holds 15 years of sales leadership, business development and emerging market entry expertise in the technology and manufacturing sectors, including sales and channel management. From January 2004 to March 2006 he served as General Manager of Natural Log Homes LLC, a New Zealand based manufacturer of log homes. From July 1999 to Dec 2002 he served as Latin America Regional Manager of Adaytum, a software publisher of planning and performance management solutions, (acquired by Cognos Software, an IBM Company, in January 2003) and from May 1996 to July 1999 he served as International Sales Manager for Persoft, a software publisher of host access and mainframe connectivity solutions (acquired by Esker software in 1998). Mr. Lipps has a B.S. degree in Marketing from the University of Wisconsin at La Crosse.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known to us about the beneficial ownership of our Common Stock as of January 12, 2012, by each stockholder known by us to own beneficially more than 5% of our Common Stock, each of our executive officers named in the Summary Compensation Table (“Named Executive Officers”), each of our directors, and all of our directors and executive officers as a group. Unless otherwise noted, the mailing address for these stockholders is 222 West Washington Avenue, Madison, Wisconsin 53703.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable upon the exercise of stock options or warrants exercisable within 60 days after January 12, 2012, which we refer to as Presently Exercisable Options, are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Based on currently available Schedules 13D and 13G filed with the SEC, we do not know of any beneficial owners of more than 5% of our Common Stock, other than listed below.

Name of Beneficial Owner(1)	Number of Shares of Class Beneficially Owned	Percent of Class(2)
Common Stock
Wealth Trust Axiom LLC (3) 4 Radnor Corp Center, suite 520 Radnor PA 19087	297,677	7.8%

Andrew D. Burish(4) 8020 Excelsior Drive Madison, WI, 53717	192,000	5.0

Mark D. Burish(5) 33 East Main St. Madison, WI 53703	184,526	4.8

Rimas P. Buinevicius(6)	172,245	4.5

Gary R. Weis(7)	64,400	1.7

Kenneth A. Minor(8)	54,149	1.4

Frederick H. Kopko, Jr.(9) 20 North Wacker Drive Chicago, IL 60606	40,627	1.1

Robert M. Lipps(10)	35,781	*

David C. Kleinman(11) 1101 East 58th Street Chicago, IL 60637	30,000	*

Paul S. Peercy(12) 1415 Engineering Dr Madison, WI 53706	18,040	*

Michael H. Janowiak(13) 6688 Joliet Road Countryside, IL 60525	0	*

All current Executive Officers and Directors as a Group (8 persons)(14)	427,523	10.7%

*	less than 1%
(1)

Sonic believes that the persons named in the table above, based upon information furnished by such persons, except as set forth in note (3), have sole voting and dispositive power with respect to the number of shares indicated as beneficially owned by them.

(2)	Applicable percentages are based on 3,852,480 shares outstanding, adjusted as required by rules promulgated by the Securities and Exchange Commission.

(3)

Information is based on Schedule 13G filed on January 20, 2012 by Albert C. Matt, President of Wealth Trust Axiom LLC. Based on such information, Wealth Trust Axiom LLC has sole dispositive power but not sole voting power, with respect to such shares.

(4)	Information is based on Schedule 13G filed on December 5, 2011
(5)	Includes 4,000 shares subject to Presently Exercisable Options.
(6)

Includes 22,000 shares subject to Presently Exercisable Options. Also includes 15,205 shares owned by Cleopatra Buinevicius for which Mr. Buinevicius has power of attorney to vote and/or dispose of such shares and 800 shares owned by Erik Buinevicius for which Mr. Buinevicius has power of attorney to vote and/or dispose of such shares. Ms. Cleopatra Buinevicius is the mother of Mr. Buinevicius and Mr. Erik Buinevicius is the son of Mr. Buinevicius. Mr. Buinevicius disclaims beneficial ownership of such shares. Mr. Buinevicius resigned as Chief Executive Officer on March 31, 2011.

(7)	Includes 23,000 shares subject to Presently Exercisable Options.
(8)	Consists of 37,000 shares subject to Presently Exercisable Options.
(9)	Includes 12,000 shares subject to Presently Exercisable Options.
(10)	Includes 35,706 shares subject to Presently Exercisable Options.
(11)	Includes 24,000 shares subject to Presently Exercisable Options.
(12)	Includes 18,000 shares subject to Presently Exercisable Options.
(13)	Mr. Janowiak was granted 2,000 options upon his appointment to the Board in April 2011 which are not Presently Exercisable.
(14)	Includes an aggregate of 153,706 Presently Exercisable Options.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for the executive officers identified in the Summary Compensation Table. Throughout this proxy statement, we refer to these individuals, who serve as our Chief Executive Officer, Chief Financial Officer and Executive Vice President of Sales as the “executive officers.”

The Executive Compensation Committee (“Committee”) establishes and oversees our compensation and employee benefits programs and approves the elements of total compensation for the executive officers. The day-to-day design and administration of our retirement and employee benefit programs available to our employees are handled by our Human Resources and Finance Department employees. The Committee is responsible for reviewing these programs with management and approving fundamental changes to them.

Overview and Objectives of our Executive Compensation Program

The compensation program for our executive officers is designed to attract, motivate, reward and retain highly qualified individuals who can contribute to Sonic’s growth with the ultimate objective of increasing stockholder value. Our compensation program consists of several forms of compensation: base salary, annual bonus, long-term incentives and limited perquisites and benefits.

Base salary and annual bonus are cash-based while long-term incentives consist of stock option awards. The Committee does not have a specific allocation goal between cash and equity-based compensation or between annual and long-term incentive compensation. Instead, the Committee relies on the process described in this discussion and analysis in its determination of compensation levels and allocations for each executive officer.

The Committee established performance metrics for each of its Named Executive Officers in fiscal 2011 designed to match Company performance to the amount of incentive compensation paid to such officers following completion of the fiscal year.

The recommendations of the Chief Executive Officer play a significant role in the compensation-setting process. The Chief Executive Officer provides the Committee with an annual overall assessment of Sonic’s achievements and performance, his evaluation of individual performance and his recommendations for annual compensation and long-term incentive awards. The Committee has discretion to accept, reject or modify the Chief Executive Officer’s recommendations.

The Committee determines the compensation for each executive officer in an executive session.

Market Competitiveness

The Committee’s target is for total cash compensation to average between the 50th and 75th percentile of published compensation data derived from two sources: (i) a peer group of companies that are in our industry, competitors for key talent, or with similar financial characteristics; and (ii) published market survey data for companies within our revenue range. The peer group data was obtained from the most recently filed proxy statement of 15 publicly-traded technology companies with annual revenues ranging from approximately $10 million to just over $100 million; market capitalization of $20 million to just over $100 million and 250 employees or fewer. The following companies comprised the peer group for the study: MakeMusic, Inc., Majesco Entertainment, XATA Corporation, Bsquare Corporation, Unify Corporation, Versant Corporation, Simulations Plus, Adept Technology, SoundBite Communications, Procera Networks, GlobalSCAPE, Broadvision, Bitstream, Evolving Systems and GSE Systems. Given competitive recruiting pressures, the Committee retains its discretion to deviate from this target under appropriate circumstances. The Committee periodically receives updates of the published compensation data.

Pay for Performance

The Committee believes that both long and short term compensation of executive officers should correlate to Sonic’s overall financial performance. Incentive payouts will be larger with strong performance and smaller if Sonic’s financial results decline. From time to time, extraordinary Board-approved initiatives in a fiscal year, such as a restructuring, acquisition, or divestiture, are considered by the Committee in its overall evaluation of Sonic’s performance.

Competitive Benchmarking/Peer Group Analysis

The Committee reviewed market data from Towers Watson Data Services dated April 1, 2010 in various size and industry stratifications similar to that of Sonic.

The second source of compensation data came from a peer group of seventeen public companies that we consider similar to our market for sales, or for key talent, or with similar financial or other characteristics such as number of employees. The companies in the peer group ranged in market capitalization between $20 million and $40 million, had fewer than 250 employees and had revenues between $10 million and $80 million.

Components of Executive Compensation

Base Salary

The Committee seeks to pay the executive officers a competitive base salary in recognition of their job responsibilities for a publicly held company. As noted above, the target compensation range for an executive’s total cash compensation (salary and bonus) is between the 50th and 75th percentile of the market data reviewed by the Committee.

As part of determining annual increases, the Committee also considers the Chief Executive Officer’s recommendation regarding individual performance as well as internal equitable considerations.

In evaluating individual performance, the Committee considers initiative, leadership, tenure, experience, skill set for the particular position, knowledge of industry and business, and execution of strategy in placing the individual within the range outlined.

The Committee considered base wage changes for Mr. Weis at a meeting of the Committee held on September 28, 2011 and Messrs. Minor and Lipps at a meeting of the Committee held on October 24, 2011. Accordingly, base compensation for Mr. Weis was increased from $344,000 to $378,400, base pay for Mr. Minor was increased from $248,200 to $255,646 and base compensation for Mr. Lipps was increased from $190,550 to $196,267. After its review of all sources of market data as described above, the Committee believes that the base salaries and the bonuses described below are within its targeted range for total cash compensation.

Annual Performance-Based Variable Compensation

The performance-based variable compensation reported for each executive officer represents compensation that was earned based on fiscal 2011 performance. The following describes the methodologies used by the Compensation Committee to determine the final annual performance-based variable compensation earned by each executive officer:

Selection of Performance Metrics. For fiscal 2011, the Compensation Committee designed a short-term incentive program (“STIP”) driven by three performance measures that it determined were appropriate to drive desired business behavior for the Company and would correlate positively with total shareholder return. These measures were the Company’s results with respect to (1) customer billings, (2) pro forma earnings, and (3) customer satisfaction. Messrs. Weis, Minor and other Non-Executive officers were included in the plan. Mr. Lipps’ short term incentive plan was based solely on the level of customer billings achieved.

Establishment of Incentive Goals and Payout Approach. The Compensation Committee designed the relationship between pay and performance to ensure that desired performance would be rewarded with material payouts. Similarly, performance that did not meet the goals would reduce the performance-based variable compensation payout to as low as zero. In setting the performance levels, the Compensation Committee strived to establish challenging but achievable goals. The factors considered by the Compensation Committee in assessing the challenge inherent in the goals included:

•	Management’s internal operating plan; and

•	Customer satisfaction.

Payout Based on Performance Against Goals. For fiscal 2011 the Company’s performance, as evaluated by the Compensation Committee, lead to the determination that 66% of the STIP performance metrics were achieved and therefore 66% of the target bonus payouts were made under the STIP compensation plan. The STIP earned by Mr. Weis was $74,923 and was $49,144 for Mr. Minor. Total incentive paid to Mr. Lipps during fiscal 2011 was $101,248.

Stock Options

The Committee has a long-standing practice of providing long-term incentive compensation grants to the executive officers. The Committee believes that such grants, in the form of stock options, help align our executive officers’ interests with those of Sonic’s stockholders. All stock options have been granted under either our 1995 Stock Option Plan, the 1999 Non-Qualified Plan or the 2009 Stock Incentive Plan (“Employee Plans”). All but the 2009 Stock Incentive Plan are now terminated.

The Committee reviews option grant recommendations by the Chief Executive Officer for each executive officer, but retains full discretion to accept, reject or revise each recommendation. The Committee’s policy is to grant options on the date it approves them or such other future date as the Committee may agree at the time of approval. The exercise price is determined in accordance with the terms of the Employee Plan and cannot be less than the Fair Market Value, as defined in the Plan, of Sonic’s common stock. The Committee typically grants options once a year, but may grant options to newly hired executives at other times.

In making its determinations, the Committee considers the number of options or shares owned by the executive officers.

On September 28, 2011 the Committee awarded Mr. Weis an option grant to purchase 50,000 shares of common stock effective September 30, 2011 with the strike price equal to the closing price of Sonic’s stock on that date, which was $8.68. On October 24, 2011, the Committee awarded Messrs. Minor and Lipps options to purchase 27,500 shares of common stock each effective immediately, with the strike price equal to $9.46, which was the closing price of Sonic’s stock on October 24, 2011. Each grant will vest one third each on the first, second and third anniversaries of the grant.

Health and Welfare Benefits

Our officers are covered under the same health and welfare plans, including our 401(k) plan, as salaried employees.

Employment Agreements

We entered into employment agreements with Kenneth A. Minor in October 2007 and Robert M. Lipps in August 2008. The salaries of each of Messrs. Minor and Lipps are subject to increase each year at the discretion of the Board of Directors. Messrs. Minor and Lipps are also entitled to incidental benefits of employment under the agreements. Each of the employment agreements provides that a cash severance payment be made upon termination, other than for cause. In the case of Mr. Minor, such cash severance is equal to the highest cash compensation paid in any of the last three fiscal years immediately prior to termination and with respect to Mr. Lipps, such cash severance payment is equal to the cash compensation paid in the previous fiscal year immediately prior to termination. In addition, Mssrs. Minor and Lipps will receive immediate vesting of all previously unvested common stock and stock options and have the right to voluntarily terminate their employment, and receive the same severance arrangement detailed above following (i) any “person” becoming a “ beneficial” owner of stock of Sonic Foundry representing 50% or more of the total voting power of Sonic Foundry’s then outstanding stock; or, (ii) Sonic Foundry is acquired by another entity through the purchase of substantially all of its assets or securities and following such acquisition, Gary Weis does not remain as Chief Executive Officer of the Board of Directors of Sonic Foundry or the acquisition is without the written consent of the Board of Directors of Sonic Foundry; or (iii) Sonic Foundry is merged with another entity, consolidated with another entity or reorganized in a manner in which any “person” is or becomes a “beneficial” owner of stock of the surviving entity representing 50% or more of the total voting power of the surviving entity’s then outstanding stock; and Messrs. Minor or Lipps is demoted without cause or his duties are substantially altered. Pursuant to the employment agreements, each of Messrs. Minor and Lipps has agreed not to disclose our confidential information and not to compete against us during the term of his employment agreement and for a period of one year thereafter. Such non-compete clauses may not be enforceable, or may only be partially enforceable, in state courts of relevant jurisdictions.

Effective March 31, 2011, the Company entered into an employment agreement with Mr. Weis as Chief Executive Officer. The employment agreement was to continue through April 1, 2012 or until earlier terminated pursuant to the terms thereof. Pursuant to the terms of the employment agreement, Mr. Weis received an annual minimum base salary of $344,000 per year subject to increase at the discretion of the Board. Mr. Weis was also entitled to receive a performance bonus at the discretion of the Board.

Effective September 30, 2011, the Company entered into an amended and restated employment agreement with Mr. Weis. Pursuant to the terms of the amended and restated employment agreement, Mr. Weis will receive an annual minimum base salary of $378,400 per year subject to increase at the discretion of the Board. Mr. Weis may also receive a performance bonus at the discretion of the Board. Mr. Weis in addition will assume duties as are customarily performed by a Chief Technology Officer.

The amended and restated employment agreement will continue in effect until terminated as set forth therein. In the event Mr. Weis’s employment is terminated without cause, as defined in the amended and restated employment agreement, or in the event his employment is constructively terminated, Mr. Weis shall be entitled to receive, in equal bi-weekly installments over a one-year period, compensation equal to one and five hundredths (1.05) multiplied by the highest cash compensation paid to Mr. Weis in any of the last three years immediately prior to his termination. In the event of a Change of Control, as defined in the amended and restated employment agreement, Mr. Weis is entitled to terminate the agreement within one year following such Change of Control, in which event he shall be entitled to receive, in a lump sum payable within thirty days of such termination, compensation equal to two and one-tenth (2.1) multiplied by the highest cash compensation paid to Mr. Weis in any of the last three fiscal years immediately prior to his termination. In any of the above events, (i) all of Mr. Weis’s unvested stock options and stock grants shall vest immediately upon termination, and (ii) Mr. Weis shall receive health insurance continuation as required by COBRA, salary accrued to the date of termination, and any accrued vacation pay. Mr. Weis has further agreed not to disclose the Company’s proprietary information, and, until one year following the termination of his employment agreement, not to compete with the Company or solicit the Company’s employees. Such non-compete clause may not be enforceable, or may be only partially enforceable, in state courts of relevant jurisdiction.

For illustrative purposes, if Sonic terminated the employment of Mr. Weis (not for cause) on September 30, 2011, Sonic would be obligated to pay $201,000, representing 1.05 times the cash compensation paid Mr. Weis from the date of his appointment as Chief Executive Officer on March 31, 2011 and $402,000 if Mr. Weis elected to terminate his employment on September 30, 2011, following a change of control as defined in the employment agreement. If Sonic terminated Messrs. Minor and Lipps on September 30, 2011, (not for cause), or if Messrs. Minor and Lipps elected to terminate their employment following a demotion or alteration of duties on September 30, 2011, and a change of control as defined in the employment agreements had occurred, Sonic would be obligated to pay $264,000 and $306,000, respectively. In addition, any non-vested rights of Messrs. Weis, Minor and Lipps under the Employee Plans, would vest as of the date of employment termination. The value of accelerated vesting of the options under these circumstances would be $185,000 for Mr. Weis; $63,000 for Mr. Minor and $66,000 for Mr. Lipps.

Personal Benefits

Our executives receive a limited number of personal benefits certain of which are considered taxable income to them and which are described in the footnotes to the section of this Proxy Statement entitled “Summary Compensation Table”.

Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) limits the ability of a public company to deduct compensation in excess of $1 million paid annually to each of the Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table. There are exemptions from this limit, including compensation that is based on the attainment of performance goals that are established by the Committee and approved by the Company stockholders. No executive officer was affected by this limitation in fiscal 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Sonic has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

COMPENSATION COMMITTEE

David C. Kleinman, Chair

Mark D. Burish

Paul S. Peercy

Summary Compensation

The following table sets forth the compensation of our principal executive officer, our principal financial officer and our other two executive officers for the fiscal year ended September 30, 2011.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compen- sation ($)(3) (i)	Total ($) (j)

Gary R. Weis Chief Executive and Chief Technology Officer	2011 2010 2009	170,000 — —	— — —	— — —	191,880 — —	74,923 — —	— — —	— — —	436,803 — —

Rimas P. Buinevicius Former Chairman and Chief Executive Officer(4)	2011 2010 2009	344,000 344,000 342,471	— — —	— — —	— 18,898 14,772	— — —	— — —	2,040 1,396 1,766	346,040 364,294 359,009

Kenneth A. Minor Chief Financial Officer and Secretary	2011 2010 2009	247,092 241,000 239,967	— —	— — —	98,416 18,898 15,660	49,144 — —	— — —	14,041 7,795 14,799	408,693 270,426 340,972

Robert M. Lipps Executive Vice President - Sales	2011 2010 2009	189,696 185,000 185,000	— — —	— — —	98,416 18,898 19,376	101,248 73,834 93,552	— — —	9,072 1,992 8,649	398,432 279,724 306,577

(1)

The option awards in column (f) represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted during the fiscal year. The assumptions and methodology used in calculating the compensation expense of the option awards are provided in Sonic’s Form 10-K. See Note 1, “Stock Based Compensation” in the Notes to the Consolidated Financial Statements in Sonic’s Form 10-K. The amounts in this column represent value attributed to the awards at the date of grant and not necessarily the actual value that will be realized by the executive. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the ASC Topic 718 value. The amount for Mr. Weis includes a grant of 2,000 options on March 3, 2011 at an exercise price of $14.72 with a fair value of $6.19 for services as a non-employee director, made prior to his appointment as Chief Executive Officer.

(2)	The amounts in column (g) represent cash bonuses which were awarded for performance during the prior fiscal year based on a pre-established formula.
(3)

The amount shown under column (i) for the fiscal year 2011 includes Sonic’s matching contribution under our 401(k) plan of $7,637 and $9,072 for Messrs Minor and Lipps. In addition, Mr. Buinevicius received a car allowance equal to $713 per month of which the taxable personal portion of $2,040 is included in this column. Mr. Minor receives $650 per month as a car allowance of which the taxable personal portions were $6,404. Mr. Lipps receives a car allowance of $700 per month of which there was no taxable personal portion. Mr. Weis received car and housing allowances totaling $1,750 per month, of which there was no taxable personal portion. The combined housing and car allowances were increased to $2,500 per month beginning in October 2011.

(4)	Mr. Buinevicius resigned as Chief Executive Officer on March 31, 2011.

Grants of Plan-Based Awards

The Following table shows the plan-based awards granted to the Named Executive Officers during fiscal 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of Shares of stock or units (#) (i)	All other option awards: Number of Securities Underlying Options (#) (j)	Exercise or base price of option awards ($/Sh) (1) (k)	Grant Date fair Value of Stock and option awards ($) (2) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Kenneth A. Minor	11/24/10	—	—	—	—	—	—	—	14,120	6.97	98,416
Robert M. Lipps	11/24/10	—	—	—	—	—	—	—	14,120	6.97	98,416
Gary R. Weis	3/3/11	—	—	—	—	—	—	—	2,000	6.19	12,380
	9/30/11	—	—	—	—	—	—	—	50,000	3.59	179,500

(1)	Sonic grants employee stock options with exercise prices equal to the closing stock price on the date of grant.
(2)

The amount reported in column (l) represents the grant date fair value of the award following the required FAS 123(R) compensation methodology. Grant date fair value is calculated using the Lattice method. See Note 1, “Stock Based Compensation” in the Notes to the Consolidated Financial Statements in Sonic’s Form 10-K for the fiscal year ended September 30, 2011 for an explanation of the methodology and assumptions used in the FAS 123(R) valuation. With respect to the option grants, there can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the FAS 123(R) value.

Sonic grants options to its executive officers under our employee stock option plans. As of September 30, 2011, options to purchase a total of 785,547 shares were outstanding under the plans, and options to purchase 158,883 shares remained available for grant thereunder.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information concerning outstanding equity awards as of September 30, 2011 held by the Named Executive Officers.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1)(2) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)(2) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (1)(2) (e)	Option Expiration Date (1) (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Gary R. Weis	2,000 2,000 2,000 2,000 2,000 2,000 5,000 2,000 2,000 0 0	0 0 0 0 0 0 0 0 0 2,000 50,000	None	19.40 13.40 12.30 17.40 37.60 8.00 5.00 5.50 6.90 14.83 8.68	2/9/2014 5/24/2014 5/15/2015 3/15/2016 3/15/2017 3/6/2018 11/3/2018 3/5/2019 3/4/2020 3/3/2021 9/30/2021
Rimas P. Buinevicius	25,300 5,000 5,000 6,000 6,000	0 0 0 0 0	None	11.20 14.50 15.50 5.00 5.26	10/25/2011 11/26/2014 12/04/2017 11/03/2018 12/2/2019
Kenneth A. Minor	6,899 10,000 5,000 12,000 2,000 0	0 0 0 0 4,000 14,120	None	11.20 4.20 14.50 15.50 5.26 15.21	10/25/2011 05/09/2013 11/26/2014 12/04/2017 12/2/2019 11/24/2020
Robert M. Lipps	2,500 750 1,500 2,500 10,000 4,000 2,000 0	0 0 0 0 0 2,000 4,000 14,120	None	22.60 37.10 15.50 7.50 7.80 5.30 5.26 15.21	04/10/2016 12/07/2016 12/04/2017 03/10/2018 04/16/2018 11/10/2018 12/2/2019 11/24/2020

(1)	All options were granted under either our stockholder approved Employee Stock Option Plans or the Non-Qualified Stock Option Plan. All unexercisable options listed in the table become exercisable over a three-year period in equal annual installments beginning one year from the date of grant.
(2)	All options have been adjusted for the one-for-ten reverse stock split of the Company’s shares completed on November 16, 2009.

Option Exercises and Stock Vested

The following table shows information concerning option exercises in fiscal 2011 by the Named Executive Officers.

	Option Awards		Stock Awards
	Number of		Number
	Shares	Value	of Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on	on	on
	(#)	Exercise	Vesting	Vesting
		($)	(#)	($)

Rimas P. Buinevicius	84,700	244,594	—	—
Kenneth A. Minor	3,795	13,430	—	—

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)	635,835	11.70	158,883

Equity compensation plans not approved by security holders (2)	149,712	10.74	-

Total	785,547	11.52	158,883

(1)

Consists of the 2009 Stock Incentive Plan, Employee Incentive Stock Option Plan and the Amended Directors Stock Option Plans. For further information regarding these plans, reference is made to Note 5 of the financial statements.

(2)	Consists of the Non-Qualified Stock Option Plan. For further information regarding this plan, reference is made to Note 5 of the financial statements.

Compensation Committee Interlocks and Insider Participation

The members of the Executive Compensation Committee of Sonic’s Board of Directors for fiscal 2011 were those named in the Executive Compensation Committee Report. No member of the Committee was at any time during Fiscal 2011 or at any other time an officer or employee of Sonic Foundry, Inc.

No executive officer of Sonic Foundry, Inc. has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board of Directors of Sonic Foundry.

PROPOSAL 2: PROPOSAL TO AMEND THE

2009 STOCK INCENTIVE PLAN

We are asking our stockholders to approve an amendment to the 2009 Stock Incentive Plan to increase the number of shares of common stock subject to the plan by 600,000 at the Annual Meeting (in this proposal, the “Amended 2009 Plan”). On January 23, 2012, the Board approved the Amended 2009 Plan, subject to stockholder approval.

The purpose of the Amended 2009 Plan is to promote the interests of the Company and its stockholders by strengthening the Company’s ability to attract and retain experienced and knowledgeable employees and to furnish additional incentives to those employees upon whose judgment, initiative and efforts the Company largely depends. The 2009 Plan provided for the grant of up to 400,000 stock options. As of September 30, 2011, the Company had granted options for 265,901 shares and had forfeitures totaling 17,834, leaving a balance of 151,933. During the quarter ended December 31, 2011, the Company granted options for 147,800 shares under the 2009 Plan and cancelled 3,400 options, leaving a balance at December 31, 2011 of 7,533. We recommend approval of the Amended 2009 Plan with an aggregate number of shares that may be subject to awards under the Amended 2009 Plan of 1,000,000.

We presently anticipate that the number of Available Shares under the Amended 2009 Plan will be sufficient for issuance of awards under our equity compensation for three years. Except with respect to the number of shares of common stock subject to equity awards, there are no material differences between the 2009 Stock Incentive Plan and the Amended 2009 Plan.

Why You Should Vote for the Amended 2009 Plan

There are a Limited Number of Options Remaining to be Granted Under the 2009 Plan

Equity awards are currently made to officers and employees exclusively from our 2009 Plan. As of December 31, 2011, we had a balance of 7,533 options remaining to be granted under our 2009 Plan. We currently grant approximately 200,000 options per year. If we do not adopt the Amended 2009 Plan we will be unable to issue a significant number of equity awards unless our stockholders approve a new stock plan. We anticipate that we will have difficulty attracting, retaining, and motivating officers and employees if we were unable to make equity awards to them. In addition, we believe that equity awards are an effective compensation vehicle because they offer significant potential value with a smaller impact on current income and cash flow. Therefore, we are asking our stockholders to approve the Amended 2009 Plan.

Equity Incentives are an Important Part of our Compensation Philosophy

Approval of the Amended 2009 Plan is critical to our ongoing effort to create stockholder value. As discussed in the Compensation Discussion and Analysis earlier in this Proxy Statement, equity-based incentives are an integral part of our compensation program. We grant stock options to substantially all of our employees. We believe we must continue to offer a competitive equity compensation plan in order to attract, retain and motivate the talent necessary to successfully grow the Company.

The Amended 2009 Plan Combines Compensation and Governance Best Practices

Some of the key features of the Amended 2009 Plan that are designed to protect our stockholders’ interest and to reflect corporate governance best practices are as follows:

•

Continued broad-based eligibility for equity awards. We grant equity awards to substantially all of our employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the Company.

•

Reasonable share counting provisions. In general, when awards granted under the Amended 2009 Plan expire or are cancelled, the shares reserved for those awards will be returned to the share reserve and be available for future issuance under the Amended 2009 Plan. However, shares of common stock received from the exercise of stock options or withheld for taxes will not be returned to the share reserve.

•	Option exercise price. Under the Amended 2009 Plan, the exercise price per share of stock options may not be less than 100% of the fair market value on the date of grant.

•

Repricing is not allowed. Under the Amended 2009 Plan, repricing of stock options (including reduction in the exercise price of stock options or replacement of an award with cash or another award type) is prohibited without prior stockholder approval.

•

Limitations on Amendments. The Amended 2009 Plan requires stockholder approval for material amendments to the Plan, including (i) a material increase in the benefits accrued to participants under the Plan, (ii) a material increase in the number of securities that may be issued under the Plan, (iii) a material expansion of the class of individuals eligible to participate in the Plan, or (iv) an extension to the term of the Plan.

Description of the Amended 2009 Plan

A description of the principal features of the Amended 2009 Plan is set forth below. The summary is qualified in its entirety by the detailed provisions of the Amended 2009 Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

Purpose. The Amended 2009 Plan is intended to provide incentives to the Company’s officers, directors, and employees by providing them with opportunities to acquire a direct proprietary interest in the operations and future success of the Company.

Effective Date. The Amended 2009 Plan will become effective on the date on which it is approved by the stockholders (the “Effective Date”).

Types of Awards. The Amended 2009 Plan provides for the following types of awards: (i) incentive stock options, (ii) non-qualified stock options, (iii) restricted stock awards, (iv) restricted stock units, (v) performance stock awards, (vi) and other stock-based awards (collectively, “Awards”).

Administration. Our Board, or a committee of the Board consisting of at least two members of the Board, will administer the Amended 2009 Plan. The Board may delegate responsibility for administration of the Plan to different committees, subject to any limitations the Board deems appropriate. The Board, or any two member committee of the Board (hereinafter, the “Committee”), has full authority to administer the Plan, including authority to interpret and construe any relevant provisions of the Plan, to adopt rules and regulations that it deems necessary, to determine which individuals are eligible to participate and/or receive Awards under the Plan, to determine the amount and/or number of shares subject to the Award, and to determine the terms of the Award (which need not be identical). The Committee may delegate its authority to grant Awards under the Amended 2009 Plan to one or more of the Company’s executive officers to the extent permitted by applicable law, provided the grantees are not executive officers or directors of the Company.

The Committee has the power to approve the form of Award agreements, and to amend or adopt sub-plans to permit employees who reside outside the United States to participate in the Amended 2009 Plan. The Committee does not have authority under the Amended 2009 Plan to reduce the exercise or purchase price of any outstanding Award or to cancel and re-grant an outstanding Award if such action would reduce the exercise or purchase price of the Award, in either case, absent prior approval of the stockholders for such an action.

The Board has delegated administration of the 2009 Plan, and any amendments thereto, to the Executive Compensation Committee.

Stock Subject to the Amended 2009 Plan. The common stock issued or to be issued under the Amended 2009 Plan consists of authorized but unissued shares or issued shares that have been reacquired by the Company in any manner. Subject to adjustment made in connection with a recapitalization, change in control and certain other events set forth in the Amended 2009 Plan, the maximum number of shares subject to Awards which may be issued pursuant to the Amended 2009 Plan will be 1,000,000 shares of common stock. In addition, if any Award granted under the Amended 2009 Plan is not exercised or is forfeited, lapses or expires, or otherwise terminates without delivery of any common stock subject thereto, the shares subject to such Award will again be available for future grants of Awards under the Plan. The number of shares of common stock available for issuance under the Amended 2009 Plan will not be increased by any shares tendered or Awards surrendered in connection with the purchase of shares of common stock upon exercise of an option or any shares of common stock deducted or forfeited from an Award in connection with our withholding obligations.

Eligibility and Limitations on Grants. Awards under the Amended 2009 Plan may be made to employees, officers, directors and consultants of the Company or any present or future parent or subsidiary of the Company or other business venture in which the Company has a substantial interest (“Related Entities”). Awards made to non-employee directors under the Amended 2009 Plan may only be granted and administered by a committee meeting the independence requirements of the exchange on which the Company’s common stock is listed.

Terms of Options. The Amended 2009 Plan permits grants of stock options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code (the “Code”) and stock options that do not qualify as ISOs (“non-qualified” options). Options granted under the 2009 Plan will be non-qualified options if they fail to qualify as ISOs or exceed the annual limit on ISOs. Only employees of the Company may receive ISOs. Non-qualified options may be granted to any persons eligible to receive ISOs and to directors and consultants of the Company. The exercise price of a stock option may not be less than 100% of the fair market value of the stock subject to the option on the date of grant (for an incentive stock option, 110% if the optionee is a 10% holder of our common stock). The term of option will not be longer than ten years (or, in the case of a 10% owner of our common stock, five years if the option is an ISO) and may be subject to restrictions on transfer.

Options may be exercised in whole or in part with written or electronic notice to the Company’s delegate for receipt of such notice, accompanied by full payment of the exercise price for the number of shares being purchased. Subject to the discretion of the Committee, the exercise price may be paid in cash, by check, pursuant to a broker-assisted cashless exercise, by delivery of other shares of common stock, by a “net exercise arrangement”, or any other form of legal consideration deemed acceptable by the Committee.

Options generally terminate ninety days after termination of an optionee’s service or as set forth in the option agreement. The optionee may have longer to exercise when termination is due to disability or death. No option may be exercised beyond the expiration of its term. The ability to exercise options may be accelerated by the Committee, subject to compliance with the provisions of the Amended 2009 Plan.

Terms of Restricted Stock. The Amended 2009 Plan permits grants of restricted stock entitling recipients to acquire shares of the Company’s common stock, subject to the right of the Company to require forfeiture of such shares in the event that conditions specified by the Committee in the applicable award agreement are not satisfied. Subject to the provisions of the Amended 2009 Plan, the Committee will determine the terms and conditions of any restricted stock award, including the grant date and vesting schedule for the award.

Terms of Restricted Stock Units. The Amended 2009 Plan permits awards of restricted stock units entitling recipients to acquire shares of the Company’s common stock (or the cash equivalent) in the future. Subject to the provisions of the Amended 2009 Plan, the Committee will determine the terms and conditions of any restricted stock unit award, including the grant date and vesting schedule for the award.

Other Stock-Based Awards. The Amended 2009 Plan permits awards of shares of the Company’s common stock, and other awards that are valued by reference to, or are otherwise based on, shares of the Company’s common stock or property, including awards entitling recipients to receive shares of the Company’s common stock in the future. Such awards may also be available as a form of payment in the settlement of other awards granted under the Amended 2009 Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Subject to the discretion of the Committee, the awards may be paid in shares of common stock or cash. Subject to the provisions of the Amended 2009 Plan, the Committee will determine the terms and conditions of such other stock-based awards, including any purchase price that may be applicable to the award.

Performance Awards. Under the Amended 2009 Plan, certain restricted stock awards, restricted stock unit awards and other stock-based awards may be subject to the achievement of performance goals. For performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code, the vesting and/or delivery of shares for such awards will occur upon achievement of one or more of the following objective performance measures, as determined by the Committee in its discretion: earnings per share, return on average equity or average assets in relation to a peer group of companies designated by the Committee, earnings, earnings growth, earnings before interest, taxes and amortization (EBITA), operating income, gross or product margins, revenues, expenses, stock price, market share, reductions in non-performing assets, return on sales, assets, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, net cash provided from continuing operations, stock price appreciation, total shareholder return, cost control, strategic initiatives, net operating profit after tax, pre-tax or after-tax income, cash flow, or a combination of one or more of these measures, which may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. These performance measures may be adjusted to exclude the effect of various events that may occur during the performance period, including: extraordinary items and any other unusual or non-recurring items; discontinued operations; gains or losses on the dispositions of discontinued operations; the cumulative effects of changes in accounting principles; the writedown of any asset; and charges for restructuring and rationalization programs. In addition, such performance measures:

•	may vary by participant and may be different for different performance awards;

•

may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Committee; and

•	shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of Section 162(m) of the Code.

Notwithstanding any other provision of the Plan, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to performance awards intended to qualify as performance-based compensation under 162(m) of the Code, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the participant or a change in control of the Company.

Awards that are not intended to qualify as performance-based compensation under 162(m) of the Code may be based on these or such other performance measures as the Committee may determine.

Adjustments and Recapitalization. In the event that any change is made to the shares of common stock issuable under the Amended 2009 Plan, whether through merger, consolidation, stock split, stock dividend, extraordinary cash dividend, recapitalization, combination of shares, exchange of shares, or other similar event, then appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and, if applicable, price per share in effect under each outstanding Award under the Plan, and (iii) the maximum number of shares issuable to one individual in a calendar year under the Plan.

Change in Control Provisions. In the event of a change in control of the Company, outstanding Awards may be assumed, continued or substituted by the successor corporation. If the successor corporation does not assume, continue or substitute such Awards, then all Awards held by a participant, immediately prior to the effectiveness of the change in control, will become fully vested and exercisable.

Notwithstanding the foregoing, in the event of a change in control, all outstanding Awards held by the participant will, immediately prior to the effectiveness of the change in control, become vested and exercisable as to an additional number of shares equal to the number of shares that would have become vested and exercisable on the date twelve months after the effectiveness of the change in control. If the participant has been employed by the Company for less than twelve months immediately prior to the change in control, the number of vested and exercisable shares will be increased by the number of shares that would have become vested and exercisable on the date six months after the consummation of the change in control. In addition, if, within six months following the change in control, the successor corporation terminates the employment of a participant without cause, all Awards held by the participant will become fully vested and exercisable.

Under the Amended 2009 Plan, a “change in control” generally means any of the following events: (i) a person (as defined by Sections 13(d) and 14(d) of the Exchange Act, as amended) becomes the beneficial owner of securities representing 35% or more of the combined voting power of the Company’s then outstanding securities; (ii) the Company’s incumbent directors cease to constitute a majority of the Board; (iii) a consummated merger or consolidation of the Company with any other corporation; or (iv) the stockholders approve a plan of liquidation or dissolution or an agreement for the sale of all or substantially all of the Company’s assets.

Term and Amendment of the Plan. The Amended 2009 Plan is scheduled to expire ten years from the Effective Date of the 2009 Stock Incentive Plan. The Board may amend or modify the Amended 2009 Plan in any respect to the extent the amendment or modification does not adversely affect a holder’s rights under any outstanding Award without the holder’s consent; however, stockholder approval is required for any amendment that (i) materially increases the benefits accrued to participants under the Plan, (ii) materially increases the number of securities which may be issued under the Plan, (iii) materially expands the class of individuals eligible to participate in the Plan, or (iv) extends the term of the Plan. In addition, certain amendments may, as determined by the Board in its discretion, require stockholder approval pursuant to applicable laws, rules or regulations, including any applicable exchange on which our common stock is listed.

Tax Withholding. Participants in the Amended 2009 Plan are responsible for the payment of any foreign, federal or state tax that we are required by law to withhold upon any exercise or vesting of an Award. Subject to the discretion of the Committee, participants may satisfy such tax obligations by delivery of shares of common stock, including shares retained from the Award creating the tax obligations, valued at their fair market value. The Company may, to the extent permitted by law, deduct such tax obligations from any payment of any kind otherwise due to the participant.

Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and the Company with respect to participation in the Amended 2009 Plan. It does not describe all federal tax consequences under the Amended 2009 Plan, nor does it discuss state, local or foreign tax consequences.

Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and more than one year after the exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (a) the fair market value of the shares at the date of the option exercise or (b) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Unless limited by Section 162(m) of the Code, we are generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonstatutory Stock Options. No taxable income is recognized by an optionee upon the grant of a nonstatutory stock option. Upon exercise, the optionee will recognize ordinary income equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Assuming we comply with Section 162(m) of the Code, we will be entitled to an income tax deduction in the tax year in which the optionee recognizes the ordinary income. When the optionee disposes of shares granted as a nonstatutory stock option, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Code to recognize compensation in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while common stock is subject to restrictions will be subject to withholding taxes. If we comply with the restrictions of Section 162(m) of the Code, we will be entitled to a tax deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock Units. There are no immediate tax consequences of receiving an award of restricted stock units under the Amended 2009 Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with the restrictions of Section 162(m) of the Code, we will be entitled to a tax deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance Awards. The award of a performance award will have no federal income tax consequences for us or the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with the restrictions of Section 162(m) of the Code, we will be entitled to a tax deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 280(G). To the extent payments that are contingent on a change in control are determined to exceed certain Code limitations, they may be subject to a 20% nondeductible excise tax and our deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A. The Company intends for awards granted under the Amended 2009 Plan to comply with Section 409A of the Code.

New Plan Benefits

Because the Amended 2009 Plan will not be effective unless and until it is approved by the stockholders, no significant Awards will be granted under the 2009 Plan until approved. The participants and types of Awards under the Amended 2009 Plan are subject to the discretion of the Committee and, as a result, the benefits or amounts that will be received by any participant or groups of participants if the Amended 2009 Plan is approved are currently not determinable. As of January 26, 2012 there were three executive officers, five non-employee directors, and approximately 100 employees who were eligible to participate in the Amended 2009 Plan. As of the Record Date, the closing price per share of our common stock was $7.31.

General

The amendment of the 2009 Stock Incentive Plan requires the approval of a majority of the outstanding shares entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2, TO AMEND THE 2009 STOCK INCENTIVE PLAN.

PROPOSAL 3: PROPOSAL TO AMEND THE

SONIC FOUNDRY 2008 DIRECTORS STOCK OPTION PLAN

The Board of Directors recommends amending the 2008 Sonic Foundry Non-Employee Directors Stock Option Plan (the “2008 Plan”) by increasing the shares that may be issued pursuant to the plan by 50,000 (the “Amended Directors Stock Option Plan”).

The purpose of the Amended Directors Stock Option Plan is to promote the interests of Sonic and its stockholders by strengthening Sonic’s ability to attract and retain experienced and knowledgeable non-employee directors and to encourage them to acquire an increased proprietary interest in Sonic. The Amended Directors Stock Option Plan is intended to increase the number of shares pursuant to the plan in order to provide sufficient shares for further grants. The 2008 Plan provided for the grant of up to 50,000 stock options, of which 43,000 were granted under the plan with 7,000 available for grant.

The Amended Directors Stock Option Plan will continue to be administered by the Board of Directors. The Amended Directors Stock Option Plan will continue to provide for a grant of an option to each non-employee director 1) upon his initial appointment to the Board, 2) to each non- employee director who is reelected or who is continuing in offices as a member of the Board after the adjournment of each annual meeting and 3) in the Board’s discretion, other grants to one or more Non-Employee Directors from time to time. Each option grant pursuant to 1) or 2) above is effective to purchase 2,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. Other option grants will be in amounts as determined by the Board.

Common Stock that may be issued under the Amended Directors Stock Option Plan pursuant to options shall not exceed in the aggregate One Hundred Thousand (100,000) shares of Common Stock. Except with respect to the number of shares of common stock subject to issuance, there are no material differences between the 2008 Plan and the Amended Directors Stock Option Plan.

Summary of the Amended Directors Stock Option Plan

The following is a summary of the material provisions of the Amended Directors Stock Option Plan. This summary is qualified in its entirety by reference to the specific provisions of the Amended Directors Stock Option Plan, the full text of which is attached to this Proxy Statement as Exhibit B.

All options granted under the Amended Directors Stock Option Plan are non- statutory — not intended to qualify under Section 422 of the Code, as amended. The federal income tax consequences are similar to those described above with respect to the grant of a non-qualified stock option.

Payment of the option exercise price may be in cash, by delivery of previously owned Common Stock, by any other legally permissible means acceptable to the Board at the time of the grant of the option (including cashless exercise, subject to applicable legal restrictions), or by a combination of such means.

If an optionee ceases to be a director before an option vests, the option will terminate, other than in the case of death, disability or resignation required as a condition of a change in control, in which case all outstanding options granted as of the date of termination shall vest and immediately become exercisable. Each option expires ten years from the date of its grant or earlier in certain circumstances such as death or disability. Options are not transferable at any time except in certain circumstances such as transfers to family members. Options that are forfeited or terminated will again be available for grant. Shares may be authorized but unissued, currently held or reacquired shares. The Board of Directors may amend, terminate or suspend the Plan at any time.

Plan Benefits

Under the 2008 Plan, each of the five non-employee directors received options to purchase 2,000 shares of Common Stock upon initial appointment to the Board and each non-employee director has received and pursuant to the Amended Directors Stock Option Plan, will continue to receive options to purchase an additional 2,000 shares of Common Stock after the adjournment of each annual stockholders meeting. However, no dollar value is assigned to the options because their exercise price is the fair market value of the common stock on the date of grant.

General

The amendment of the 2008 Plan requires the approval of a majority of the outstanding shares entitled to vote at the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR Proposal 3, amending the 2008 Sonic Foundry Non-Employee Directors Stock Option Plan.

PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Grant Thornton LLP (“GT”) as independent auditors to audit our financial statements for the year ending September 30, 2012, and has further directed that management submit the selection of independent public accountants for certification by the stockholders at the annual meeting. Representatives of GT are expected to be present at the annual meeting to respond to stockholders’ questions and to have the opportunity to make any statements they consider appropriate.

Stockholder ratification of the selection of GT as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of GT to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Sonic and its stockholders.

The ratification of the appointment of GT as independent public accountants requires the approval of a majority of the votes cast at the Annual Meeting.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 4 RATIFYING THE APPOINTMENT OF GT AS INDEPENDENT AUDITORS FOR SONIC FOUNDRY.

Relations with Independent Auditors

GT has served as our independent public accountants since its appointment in July 2004. As stated in Proposal 4, the Board has selected GT to serve as our independent auditors for the fiscal year ending September 30, 2011.

Audit services performed by GT for Fiscal 2011 and 2010 consisted of the examination of our financial statements, review of fiscal quarter results, and services related to filings with the Securities and Exchange Commission (SEC). We also retained GT to perform certain audit related services associated with the audit of our benefit plan, and tax preparation and consultative services associated with the preparation of Federal and State tax returns. Fiscal 2010 and 2009 tax fees also included international tax services and additional sales and use tax services. All fees paid to GT were reviewed, considered for independence and upon determination that such payments were compatible with maintaining such auditors’ independence, approved by Sonic’s audit committee prior to performance.

Fiscal Years 2011 and 2010 Audit Firm Fee Summary

During fiscal years 2011 and 2010, we retained GT to provide services in the following categories and amounts:

	Years Ended September 30,
	2011	2010

Audit Fees	$143,900	$126,260
Audit Related	11,350	11,440
Tax Fees	26,081	15,452
Other Fees		–

All of the services described above were approved by Sonic’s audit committee prior to performance. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting. The audit committee has determined that the payments made to its independent accountants for these services are compatible with maintaining such auditors’ independence.

REPORT OF THE AUDIT COMMITTEE 1

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes, our system of internal accounting and financial controls and our compliance with related legal and regulatory requirements, the appointment, engagement, termination and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing the independent auditors’ audit work, reviewing and pre-approving any audit and non-audit services that may be performed by them, reviewing with management and our independent auditors the adequacy of our internal financial controls, and reviewing our critical accounting policies and the application of accounting principles. The Audit Committee held five meetings during fiscal 2011.

Mssrs. Kleinman, Burish and Peercy meet the rules of the SEC for audit committee membership and are “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and under Nasdaq listing standards. In August 2009, the Board approved revisions to the Audit Committee Charter to reflect new rules and standards set forth in certain SEC regulations as well as changes to Nasdaq listing standards. A copy of the Audit Committee Charter is available on Sonic’s website.

1    The material in this report is not “soliciting material”, is not deemed filed with the SEC, and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

As set forth in the Audit Committee Charter, management of Sonic is responsible for the preparation, presentation and integrity of Sonic’s financial statements and for the effectiveness of internal control over financial reporting. Management and the accounting department are responsible for maintaining Sonic’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Sonic’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

We have reviewed and discussed with our independent auditors, GT, matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). We have received from the auditors a formal written statement describing the relationships between the auditor and Sonic that might bear on the auditor’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board. We have discussed with GT matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with the auditors’ independence.

The members of the Audit Committee are not full-time employees of Sonic and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Sonic’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Sonic’s auditors are in fact “independent”.

We have reviewed and discussed with management and GT the audited financial statements. We discussed with GT the overall scope and plans of their audit. We met with GT, with and without management present, to discuss results of their examination and the overall quality of Sonic’s financial reporting.

Based on the reviews and discussions referred to above and our review of Sonic’s audited financial statements for fiscal 2011, we recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2011, for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE

David C. Kleinman, Chair

Mark D. Burish

Paul S. Peercy

CERTAIN TRANSACTIONS

Frederick H. Kopko, Jr., a director and stockholder of Sonic Foundry, is a partner in McBreen & Kopko. Pursuant to the 1997 Directors’ Stock Option Plan, Mr. Kopko has been granted options to purchase 4,000 shares of Common Stock at exercise prices ranging from $17.40 to $37.60 and was granted options to purchase 8,000 shares of Common Stock at exercise prices ranging from $5.50 to $14.83 pursuant to the 2008 Non-Employee Directors Plan. During fiscal 2011, we paid the Chicago law firm of McBreen & Kopko certain compensation for legal services rendered subject to standard billing rates.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Sonic’s officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of Forms 3 and Forms 4 furnished to us pursuant to Rule 16a-3 under the Exchange Act during our most recent fiscal year, to Sonic Foundry’s knowledge, all reporting persons complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, except with respect with Mr. Burish, who inadvertently filed one late Form 4 report.

Code of Ethics

Sonic has adopted a Code of Ethics (as defined in Item 406 of Regulation S-K) that applies to its principal executive, financial and accounting officers. Sonic Foundry will provide a copy of its code of ethics, without charge, to any investor who requests it. Requests should be addressed in writing to Mr. Kenneth Minor, Corporate Secretary, 222 West Washington Ave, Madison, WI 53703.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any stockholder who desires to contact our Board or specific members of our Board may do so electronically by sending an email to the following address: directors@sonicfoundry.com. Alternatively, a stockholder can contact our Board or specific members of our Board by writing to: Secretary, Sonic Foundry Incorporated, 222 West Washington Avenue, Madison, WI 53703.

Each communication received by the Secretary will be promptly forwarded to the specified party following normal business procedures. The communication will not be opened but rather will be delivered unopened to the intended recipient. In the case of communications to the Board or any group or committee of Directors, the Secretary will open the communication and will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope is addressed.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Stockholder Proposals to be Considered for Inclusion in Sonic’s Proxy Materials. Stockholders of Sonic may submit proposals on matters appropriate for stockholder action at meetings of Sonic’s stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in Sonic’s proxy materials relating to its 2013 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Sonic no later than the anniversary date of 120 days prior to the date of this proxy statement (September 26, 2012). Such proposals should be delivered to Corporate Secretary, Sonic Foundry, Inc., 222 West Washington Avenue, Madison, Wisconsin 53703.

Requirements for Stockholders Proposals to be Brought Before the Annual Meeting.

Sonic’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary not less than ninety nor more than one hundred twenty calendar days prior to the anniversary of the date on which Sonic held its immediately preceding annual meeting of stockholders. To be timely for the 2013 Annual Meeting of Stockholders, a stockholder’s notice must be delivered or mailed to and received by Sonic’s Secretary at the principal executive offices of Sonic between November 8, 2012 and December 8, 2012. However, in the event that the annual meeting is advanced by more than 30 days or delayed by more than 60 days from March 7, 2013, to be timely, notice by the stockholders must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as provided above. A stockholder’s notice to Sonic’s Secretary must set forth the information required by Sonic’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

In addition, the proxy solicited by the Board of Directors for the 2013 Annual Meeting of Stockholders will confer discretionary authority to vote on (i) any proposal presented by a stockholder at that meeting for which Sonic has not been provided with notice on or prior to the anniversary date of 45 days prior to the date of this proxy statement (December 10, 2012) and (ii) any other proposal, if the 2013 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, and if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934. Notwithstanding the above, all stockholder proposals must comply with the provisions of Sonic’s bylaws.

OTHER MATTERS

The Board of Directors has at this time no knowledge of any matters to be brought before this year’s Annual Meeting other than those referred to above. However, if any other matters properly come before this year’s Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

GENERAL

A copy of our Annual Report to Stockholders for the fiscal year ended September 30, 2011 is being mailed, together with this Proxy Statement, to each stockholder. Additional copies of such Annual Report and of the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy may be obtained from us. We will, upon request, reimburse brokers, banks and other nominees, for costs incurred by them in forwarding proxy material and the Annual Report to beneficial owners of Common Stock. In addition, directors, officers and regular employees of Sonic and its subsidiaries, at no additional compensation, may solicit proxies by telephone, telegram or in person. All expenses in connection with soliciting management proxies for this year’s Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy are to be paid by Sonic.

Sonic will provide without charge (except for exhibits) to any record or beneficial owner of its securities, on written request, a copy of Sonic’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2011, including the financial statements and schedules thereto. Exhibits to said report, and exhibits to this proxy statement, will be provided upon payment of fees limited to Sonic’s reasonable expenses in furnishing such exhibits. Written requests should be directed to Investor Relations, 222 West Washington Avenue, Madison, Wisconsin 53703. We also make available, free of charge, at the “Investor Information” section of our website, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, our proxy statement, amendments and exhibits to such reports as soon as practicable after the filing of such reports, exhibits and proxy statements with the Securities and Exchange Commission.

In order to assure the presence of the necessary quorum at this year’s Annual Meeting, and to save Sonic the expense of further mailings, please date, sign and mail the enclosed proxy promptly in the envelope provided. No postage is required if mailed within the United States. The signing of a proxy will not prevent a stockholder of record from voting in person at the meeting.

By Order of the Board of Directors,

January 24, 2012	Kenneth A. Minor, Secretary

C/O AST 6201 15TH AVENUE BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M40331-P18958	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SONIC FOUNDRY, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors:	☐	☐	☐
Nominees
01)	Michael H. Janowiak
The Board of Directors recommends that you vote FOR Proposals 2, 3, and 4:
Vote on Proposals							For	Against	Abstain
2.	To approve an amendment to the 2009 Sonic Foundry Employee Stock Incentive Plan to increase the number of common shares subject to the plan from 400,000 to 1,000,000.						☐	☐	☐
3.	To approve on amendment to the 2008 Sonic Foundry Non-Employee Directors Stock Option Plan to increase the number of shares subject to the plan from 50,000 to 100,000.						☐	☐	☐
4.	Ratification of the appointment of Grant Thornton LLP as independent auditors.						☐	☐	☐
5.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3 and 4. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document is available at www.proxyvote.com.

M40332-P18958
SONIC FOUNDRY, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MARCH 7, 2012 9:00 AM

The stockholder(s) hereby appoint(s) G. Weis and K. Minor, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Sonic Foundry, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on March 7, 2012 at the Monona Terrace Community and Convention Center, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSALS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE